Exhibit 99.1

Soluna Appoints Phil Patman Jr. from Ameresco as Chief Financial Officer

Patman brings more than 25 years of business growth experience in global energy markets.

ALBANY, NY. (August 3, 2022) – (GLOBE NEWSWIRE) -- via NewMediaWire -- Soluna Holdings, Inc. (“SHI” or the “Company”), (NASDAQ: SLNH), the parent company of Soluna Computing, Inc. (“SCI”), a developer of green data centers for cryptocurrency mining and other intensive computing, has announced the appointment of Phil Patman Jr. as Chief Financial Officer (CFO). As CFO, Patman will spearhead finance and accounting with a specific focus on capital markets and acquisitions for Soluna and its growing pipeline of green data centers co-located with renewable power plants.

Patman brings more than 25 years of experience in finance operations and capital formation for companies engaged in global energy markets. Most recently, Patman served as Vice President and Head of Renewable Fuels M&A and Strategy at Ameresco.

“We are thrilled to bring Phil on as we further build out our leadership team to support our rapid growth,” said Michael Toporek, CEO of Soluna Holdings. “Phil’s decades of experience in global energy markets will accelerate the build out of our robust pipeline as we offer an immediately deployable solution to renewable energy’s biggest problem, wasted energy.”

Patman’s hire follows Soluna’s recent $35 million funding deal with Spring Lane Capital and an engagement with Truist Securities to assist with upcoming green data center project financing.

John Belizaire, CEO of Soluna Computing commented, “With Phil’s experience across a broad spectrum of disciplines, I’m excited to partner with him to continue our momentum to raise financing for our growing pipeline.”

Patman has held multiple leadership roles in energy investment and financing, including with Ameresco, Inc., Huron Consulting Group, Inc., VAALCO Energy, Inc., Thailand’s PTT Exploration and Production Public Company, Limited, AES Corporation, Franklin Templeton Investments, Globeleq Limited, Marathon Oil Corporation and Enron Corp. He holds a law degree from the University of Houston Law Center and he earned a bachelor’s degree from the University of Texas at Austin through its Plan II Honors Program.

Commenting on his appointment, Patman said, “I’m excited to join Soluna’s team in helping to make renewable electricity generation more efficient, and I share its principles of high-quality project execution and capital discipline.”

Patman begins on August 16th and will report to Michael Toporek, CEO of Soluna Holdings, replacing Jessica Thomas as Chief Financial Officer. Thomas will remain an employee of the company during the transition period.

“Jessica and I worked closely to build out the company and transition its focus from a legacy instruments business to a pure-play renewable computing™ company. The entire Soluna team including our board is grateful to Jessica for her commitment and hard work at MTI and Soluna,” said Michael Toporek, CEO of Soluna Holdings.

About Soluna Holdings, Inc.

Soluna Holdings, Inc. (Nasdaq: SLNH) is the leading developer of green data centers that convert excess renewable energy into global computing resources. Soluna builds modular, scalable data centers for computing intensive, batchable applications such as cryptocurrency mining, AI and machine learning. Soluna provides a cost-effective alternative to battery storage or transmission lines. Up to 30% of the power of renewable energy projects can go to waste. Soluna’s data centers enable clean electricity asset owners to ‘Sell. Every. Megawatt.’

For more information about Soluna, please visit www.solunacomputing.com or follow us on LinkedIn at linkedin.com/solunaholdings and Twitter @SolunaHoldings.

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Contact Information
Sam Sova
VP, Marketing
Soluna Computing
sam@soluna.io
414.699.3667

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Melissa Baldwin
Tigercomm
melissa@tigercomm.us
727.743.3778